Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 16, 2021, with respect to the combined financial statements of Egencia included in the Registration Statement and related Preliminary Proxy Statement/Prospectus of Apollo Strategic Growth Capital.

/s/ Ernst & Young, LLP

Seattle, Washington

March 21, 2022